Exhibit 99.1

TETRA TECHNOLOGIES, INC. ANNOUNCES
THIRD QUARTER 2021 INCOME BEFORE DISCONTINUED OPERATIONS
OF $2.5 MILLION AND ADJUSTED EBITDA OF $15.0 MILLION

    THE WOODLANDS, Texas, November 1, 2021 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced third quarter 2021 results.

Third quarter 2021 revenue increased 30% from the same quarter a year ago, to $95 million. Compared to the second quarter of 2021, revenue declined 7% as the second quarter reflects the seasonal peak in our Europe industrial calcium chloride business. Excluding the $14 million of incremental revenue from this seasonal peak, revenue increased sequentially by 8% on stronger Water & Flowback Services activity. The Company estimates that third quarter revenue was negatively impacted by approximately $11 million due to Hurricane Ida in the Gulf of Mexico and delayed international completion fluids deliveries due to global logistics and shipping challenges.

Net income before discontinued operations was $2.5 million, including the benefit of $6.2 million of mark-to-market gains from TETRA’s equity ownership in Standard Lithium Ltd. and CSI Compressco LP and including $1.3 million of non-recurring credits, net of charges. This compares to a net loss before discontinued operations of $6.7 million in the second quarter, including $4.7 million of non-recurring charges and expenses. Net income per share from continuing operations in the third quarter was $0.02. Excluding the non-recurring credits, net income per share from continuing operations was $0.01 in the third quarter.

Adjusted EBITDA was $15.0 million, inclusive of the mark-to-market gains of $6.2 million and excluding non-recurring credits, net of charges of $1.3 million. The mark-to-market gains were largely offset by lower earnings resulting from delays on completion fluid projects in the Gulf of Mexico due to Hurricane Ida, delays on international deliveries due to global shipping issues, and inflationary costs on our chemicals production which are expected to continue at least into the fourth quarter. Third quarter adjusted EBITDA increased $2.1 million, or 16%, over the second quarter of 2021 reflecting higher mark-to-market gains and stronger operational performance from Water & Flowback Services.

    Cash flow from operating activities was $2.8 million in the third quarter of 2021, compared to $1.8 million in the second quarter of 2021. Adjusted free cash flow from continuing operations was $1.0 million. This compares to a use of cash of $4.5 million of adjusted free cash flow from continuing operations in the second quarter of 2021.

Brady Murphy, TETRA’s Chief Executive Officer, stated, “Our third quarter results reflect continued success in executing our strategies in an improving oil and gas market and the rapidly evolving low carbon energy markets. Our 30% year-on-year revenue growth would have been even higher without the impact of Hurricane Ida and the well-known global logistics challenges that delayed multiple completion fluid deliveries to international customers. With the third quarter product deliveries delayed into the fourth quarter, in addition to the return of Gulf of Mexico activity plus the recent Brazil offshore awards, we expect materially higher fourth quarter revenues for Completion Fluids & Products. Despite the challenges presented by Hurricane Ida and the global logistics issues, we were able to generate $15 million of adjusted EBITDA – the highest since the start of the global pandemic in the first quarter of 2020, and $1.0 million of positive adjusted free cash flow. Adjusted free cash flow improved sequentially by $5.5 million reflecting aggressive working capital management and the stronger earnings from Water & Flowback Services. We again reduced long term debt, by $8 million in the third quarter. We do not have any amounts drawn on our asset-based loan (ABL) facility. Furthermore, we amended our ABL to increase availability by more than $10 million and extended the maturity to 2025, both to create financial flexibility to capitalize on a recovering oil and gas market and our low carbon initiatives.

“As anticipated, Water & Flowback Services adjusted EBITDA margins improved sequentially from 5.3% in the second quarter to 10.9% in the third quarter, an improvement of 560 basis points on a sequential revenue increase of 24%. Multiple factors contributed to this improvement, including fully mobilized and operational TETRA SandStormTM projects in Argentina, pricing improvements from many of our U.S. operations and customers, and profitable market penetration through our integrated water management projects – which reached a record high in the third quarter of 55 projects for 27 different customers. This reflects the continued acceptance of this highly efficient and differentiated offering. During the third quarter we were awarded additional work in Argentina with an early production facility and additional TETRA SandStormTM units, which we will build and operate on a multi-year contract starting in early 2022.

“Completion Fluids & Products adjusted EBITDA margins were 35.1% in the third quarter including the benefit of mark-to-market gains from our equity holdings in Standard Lithium. Excluding the mark-to-market gains, adjusted EBITDA margins were 21.9% reflecting the impact of Hurricane Ida during the quarter and inflationary pressures in certain raw materials and logistics costs. We were awarded another deepwater completion fluids project in Brazil with a major integrated service company, which is in addition to the project we previously mentioned in our last earnings press release. Despite a pause in Gulf of Mexico activity from Hurricane Ida, we continue to benefit from the recently announced three-year completion fluids and services contract for a super major oil and gas operator. These market share gains reflect our consistently strong services levels across the globe, differentiated offerings for high value complex wells and competitive advantages from our vertically integrated business model which is especially important in today’s challenging supply chain environment.

“We continue to make good progress with our low carbon energy initiatives. In the third quarter we received and shipped our second TETRA PureFlowTM high purity zinc bromide order to a publicly traded energy storage technology company. We anticipate having a long-term strategic supplier agreement in place with this customer before year-end, which is expected to include material orders for 2022 and collaborative planning for longer term product supply and demand based on the significant compound annual growth rate (CAGR) anticipated for energy storage. Standard Lithium completed the preliminary engineering assessment (PEA) study to extract lithium from brine from our acreage in the Smackover Formation in Arkansas. As a reminder TETRA maintains a royalty stream from the commercial production of lithium by Standard Lithium after they exercise the option and all the mineral rights to the bromine on this acreage, which we estimate to have exploration targets of 2.54 million to 8.58 million tons of bromine. The Standard Lithium PEA indicates very attractive economics as the acreage has an estimated 1,317,262 tons of Lithium Carbonate Equivalent at the inferred resource category, which is 49% higher from what was previously estimated. In addition to the Standard Lithium option agreement, TETRA has previously communicated that we estimate an exploration target between 85,000 and 286,000 tons of lithium on acreage not included in the Standard Lithium agreement, where TETRA holds 100% of the lithium rights not subject to any option. We intend to drill a well in the fourth quarter on our dedicated acreage to obtain lithium and bromines samples, allowing us to move from an exploration target to an inferred resources target phase. We then intend to move towards a PEA study in early 2022 and believe there is significant value in our mineral rights in the Smackover Formation in Arkansas from a combination of our option agreement with Standard Lithium, our bromine assets to meet the growing demands for completion fluids and energy storage, and our 100% TETRA lithium assets that are not subject to any option. We will continue to evolve these assets to create shareholder value.

“We have reduced our term loan by over $44 million from $220 million on September 30, 2020 to $176 million as of September 30, 2021. We repaid $8 million in the third quarter of 2021 and expect to repay at least an additional $10 million in the fourth quarter of 2021. During the third quarter of 2021, we recorded mark-to-market gains of $6.2 million on our equity holdings of CSI Compressco LP and Standard Lithium. As of September 30, 2021, the market value of these investments was $22 million, with no holding restrictions on our ability to monetize these investments.

This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted earnings per share from continuing operations, Adjusted EBITDA, and Adjusted EBITDA Margin (Adjusted EBITDA as a percent of revenue) on consolidated and segment basis, Adjusted income/(loss) before tax, adjusted free cash flow from continuing operations, and net debt. Please see Schedules E through H for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

Third Quarter Results and Highlights
A summary of key financial metrics for the third quarter are as follows:

Third Quarter 2021 Results
	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
	(In Thousands, Except per Share Amounts)
Revenue	$95,474	$102,326	$73,484
Income (loss) before discontinued operations	2,495	(6,654)	(9,559)
Adjusted EBITDA before discontinued operations	15,022	12,967	7,360
GAAP EPS from continuing operations	0.02	(0.05)	(0.08)
Adjusted EPS from continuing operations	0.01	(0.02)	(0.06)
GAAP net cash provided by operating activities	2,817	1,788	4,440
Adjusted free cash flow from continuing operations	$1,000	$(4,450)	$7,499

Completion Fluids & Products third quarter 2021 revenue of $48.7 million declined 25% from the second quarter of 2021 reflecting the seasonal high from Europe calcium chloride sales in the second quarter, in addition to an estimated $11 million negative revenue impact from Hurricane Ida in the Gulf of Mexico plus loop currents and international shipping delays. Completion Fluids & Products income before taxes was $14.7 million in the third quarter (30.1% of revenue) compared to $16.4 million (25.4% of revenue) in the second quarter of 2021. Adjusted EBITDA of $17.1 million decreased $0.8 million sequentially. Third quarter Adjusted EBITDA includes $6.4 million favorable mark-to-market adjustment from TETRA’s investment in Standard Lithium.

Water & Flowback Services revenue was $46.8 million in the third quarter of 2021, an increase of 24% from the second quarter of 2021, and loss before taxes was $1.8 million. Adjusted EBITDA of $5.1 million (10.9% of revenue) increased 156% sequentially due to stronger domestic activity and some pricing improvements helping offset ongoing inflationary pressures.

Free Cash Flow and Balance Sheet

Cash from operating activities was $2.8 million in the third quarter while adjusted free cash flow from continuing operations was $1.0 million. Liquidity at the end of third quarter was $90 million. Liquidity is defined as unrestricted cash plus availability under the revolving credit facility. At the end of the third quarter unrestricted cash was $42 million and availability under our credit facility was $48 million. Debt was $164 million after the $8.2 million pay down in July, while net debt was $122 million.

Non-recurring Charges and Expenses Items

Non-recurring charges and expenses are reflected on Schedule E and include $3.2 million of non-cash stock warrant fair value adjustment income, $1.6 million of legal, settlement and other expenses and $0.2 million of cumulative adjustments to long-term incentives and appreciation right expenses.

Conference Call

TETRA will host a conference call to discuss these results tomorrow, November 2, 2021, at 10:30 a.m. Eastern Time. The phone number for the call is 1-888-347-5303. The conference call will also be available by live audio webcast and may be accessed through the Company's investor relations website at http://ir.tetratec.com/events-and-webcasts. A replay of the conference call will be available at 1-877-344-7529 conference number 10161269, for one week following the conference call and the archived webcast will be available through the Company's website for thirty days following the conference call.

Investor Contact
For further information: Elijio Serrano, CFO, TETRA Technologies, Inc., The Woodlands, Texas, Phone: (281) 367-1983, www.tetratec.com

Financial Statements, Schedules and Non-GAAP Reconciliation Schedules (Unaudited)
Schedule A: Consolidated Income Statement
Schedule B: Condensed Consolidated Balance Sheet
Schedule C: Consolidated Statements of Cash Flows
Schedule D: Statement Regarding Use of Non-GAAP Financial Measures
Schedule E: Non-GAAP Reconciliation of Adjusted Income (Loss) From Continuing Operations
Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA
Schedule G: Non-GAAP Reconciliation of Net Debt
Schedule H: Non-GAAP Reconciliation to Adjusted Free Cash Flow From Continuing Operations

Company Overview and Forward-Looking Statements
TETRA Technologies, Inc. is an industrial and oil & gas products and services company operating on six continents focused on bromine-based completion fluids, calcium chloride, water management solutions, frac flowback and production well testing services. Calcium chloride is used in the oil and gas, industrial, agricultural, road, food and beverage markets. TETRA is evolving its business model by expanding into the low carbon energy markets with its chemistry expertise, key mineral acreage and global infrastructure. Recently announced initiatives include commercialization of TETRA PureFlowTM an ultra-pure zinc bromide for stationary batteries and energy storage; advancing an innovative carbon capture utilization and storage technology with CarbonFree to capture CO2 and mineralize emissions to make commercial, carbon-negative chemicals; and development of TETRA’s lithium and bromine mineral acreage to meet the growing demand for oil and gas products and energy storage. Visit the Company's website at www.tetratec.com.

Cautionary Statement Regarding Forward Looking Statements
This news release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “see,” “expectation,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning economic and operating conditions that are outside of our control, including statements concerning the anticipated recovery of the oil and gas industry; the effects of curtailments in completion fluid projects in the Gulf of Mexico related to Hurricane Ida; customer delays for international completion fluids related to global shipping and logistics issues; potential revenue associated with prospective energy storage projects or our pending carbon capture partnership; exploration targets of lithium and bromine, the potential extraction of lithium and bromine from the leased acreage, the economic viability thereof, and the timing and costs of such activities; statements regarding debt reduction, projections concerning the Company's business activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. The potential quantity and grade of the exploration targets included in this news release is conceptual in nature, there has been insufficient exploration to estimate a mineral resource, and it is uncertain if further exploration will result in the estimation of a mineral resource. The exploration targets expressed should not be misrepresented or misconstrued as an estimate of a mineral resource or mineral reserve. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Reports on Form 10-K, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Schedule A: Consolidated Income Statement (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
	(In Thousands, Except per Share Amounts)
Revenues	$95,474	$102,326	$73,484	$275,124	$302,257

Cost of sales, services, and rentals	71,419	77,208	53,567	209,241	218,289
Depreciation, amortization, and accretion	8,308	8,236	9,657	25,495	28,934
Impairments and other charges	—	449	97	449	97
Insurance recoveries	—	—	(52)	(110)	(126)
Total cost of revenues	79,727	85,893	63,269	235,075	247,194
Gross profit	15,747	16,433	10,215	40,049	55,063

General and administrative expense	18,714	17,351	16,123	56,077	60,333
Interest expense, net	4,083	3,886	4,338	12,373	14,234
Warrants fair value adjustment expense (income)	(3,164)	2,698	—	(143)	(327)
Other income, net	(6,968)	(2,232)	(788)	(14,295)	(1,308)
Income (loss) before taxes and discontinued operations	3,082	(5,270)	(9,458)	(13,963)	(17,869)
Provision for income taxes	587	1,384	101	2,139	1,877
Income (loss) before discontinued operations	2,495	(6,654)	(9,559)	(16,102)	(19,746)
Discontinued operations:
Income (loss) from discontinued operations, net of taxes	18	(126)	(12,039)	120,882	(49,195)
Net income (loss)	2,513	(6,780)	(21,598)	104,780	(68,941)
Less: (income) loss attributable to noncontrolling interest(1)	—	27	8,296	(306)	32,833
Net income (loss) attributable to TETRA stockholders	$2,513	$(6,753)	$(13,302)	$104,474	$(36,108)

Basic per share information:
Income (loss) from continuing operations	$0.02	$(0.05)	$(0.08)	$(0.13)	$(0.16)
Income (loss) from discontinued operations	$0.00	$0.00	$(0.02)	$0.96	$(0.13)
Net income (loss) attributable to TETRA stockholders	$0.02	$(0.05)	$(0.10)	$0.83	$(0.29)
Weighted average shares outstanding	126,733	126,583	125,893	126,489	125,789

Diluted per share information:
Income (loss) from continuing operations	$0.02	$(0.05)	$(0.08)	$(0.13)	$(0.16)
Income (loss) from discontinued operations	$0.00	$0.00	$(0.02)	$0.96	$(0.13)
Net income (loss) attributable to TETRA stockholders	$0.02	$(0.05)	$(0.10)	$0.83	$(0.29)
Weighted average shares outstanding	128,694	126,583	125,893	126,489	125,789
(1)     (Income)/loss attributable to noncontrolling interest includes zero income for both the three-month periods ended September 30, 2021 and June 30, 2021, and $8,342 loss for the three-month period ended September 30, 2020, and $333 income and $32,957 loss for the nine-month periods ended September 30, 2021 and 2020, respectively, related to discontinued operations.

Schedule B: Condensed Consolidated Balance Sheet (Unaudited)

	September 30, 2021	December 31, 2020
	(In Thousands)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$41,863	$67,252
Restricted cash	—	65
Trade accounts receivable	79,118	64,078
Inventories	72,286	76,658
Assets of discontinued operations	—	710,006
Prepaid expenses and other current assets	16,121	13,487
Total current assets	209,388	931,546
Property, plant, and equipment, net	87,348	96,856
Patents, trademarks and other intangible assets, net	38,071	41,487
Deferred tax assets, net	44	52
Operating lease right-of-use assets	38,795	43,448
Investments	22,412	2,675
Other assets	15,178	16,775
Total long-term assets	201,848	201,293
Total assets	$411,236	$1,132,839

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$41,268	$22,573
Unearned income	1,432	2,675
Accrued liabilities and other	48,552	38,791
Liabilities of discontinued operations	1,327	734,039
Total current liabilities	92,579	798,078
Long-term debt, net	164,228	199,894
Deferred income taxes	1,817	1,942
Asset retirement obligations	12,840	12,484
Warrants liability	56	198
Operating lease liabilities	33,145	37,569
Other liabilities	6,493	11,612
Total long-term liabilities	218,579	263,699
Commitments and contingencies
TETRA stockholders’ equity	101,191	(9,640)
Noncontrolling interests	(1,113)	80,702
Total equity	100,078	71,062
Total liabilities and equity	$411,236	$1,132,839

Schedule C: Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2021	2020
	(In Thousands)
Operating activities:
Net income (loss)	$104,780	$(68,941)
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	25,524	88,906
Gain on GP Sale	(120,574)	—
Impairment and other charges	449	14,445
Gain on retained CSI Compressco units and Standard Lithium shares	(11,803)	—
Equity-based compensation expense	3,611	4,847
Amortization and expense of financing costs and deferred financing gains	2,320	3,698
Debt-related expenses	—	4,777
Warrants fair value adjustment	(143)	(326)
Gain on sale of assets	(479)	(4,340)
Other non-cash charges	(340)	5,814
Changes in operating assets and liabilities:
Accounts receivable	(15,246)	62,039
Inventories	2,449	11,780
Prepaid expenses and other current assets	(2,927)	(916)
Trade accounts payable and accrued expenses	25,231	(57,844)
Other	(2,428)	888
Net cash provided by operating activities	10,424	64,827
Investing activities:
Purchases of property, plant, and equipment, net	(14,620)	(22,011)
Proceeds from sale of CCLP, net of cash divested	566	—
Proceeds on sale of property, plant, and equipment	1,016	24,704
Insurance recoveries associated with damaged equipment	110	643
Other investing activities	764	(576)
Net cash (used in) provided by investing activities	(12,164)	2,760
Financing activities:
Proceeds from long-term debt	—	404,060
Principal payments on long-term debt	(37,477)	(408,666)
CSI Compressco distributions	—	(932)
Tax remittances on equity based compensation	—	(341)
Dividend payments attributable to noncontrolling interest	(99)	—
Debt issuance costs and other financing activities	(1,080)	(3,897)
Net cash used in financing activities	(38,656)	(9,776)
Effect of exchange rate changes on cash	(1,635)	(355)
(Decrease) increase in cash and cash equivalents	(42,031)	57,456
Cash and cash equivalents and restricted cash at beginning of period	83,894	17,768
Cash and cash equivalents at beginning of period associated with discontinued operations	16,577	2,370
Cash and cash equivalents and restricted cash at beginning of period associated with continuing operations	67,317	15,398
Cash and cash equivalents and restricted cash at end of period	41,863	75,224
Cash and cash equivalents at end of period associated with discontinued operations	—	6,757
Cash and cash equivalents and restricted cash at end of period associated with continuing operations	$41,863	$68,467

Schedule D: Statement Regarding Use of Non-GAAP Financial Measures

    In addition to financial results determined in accordance with U.S. GAAP, this press release may include the following non-GAAP financial measures for the Company: net debt; adjusted consolidated and segment income (loss) before taxes, special charges and discontinued operations; adjusted diluted earnings (loss) per share from continuing operations; consolidated and segment adjusted EBITDA; adjusted free cash flow and free cash flow from continuing operations; and segment adjusted EBITDA as a percent of revenue (“Adjusted EBITDA margin”). The following schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable U.S. GAAP measures. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

    Management believes that the exclusion of the special charges from the historical results of operations enables management to evaluate more effectively the Company’s operations over the prior periods and to identify operating trends that could be obscured by the excluded items.

    Adjusted income (loss) from continuing operations is defined as the Company’s income (loss) before noncontrolling interests and discontinued operations, excluding certain special or other charges (or credits), and including noncontrolling interest attributable to continued operations. Adjusted income (loss) from continuing operations is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted diluted earnings (loss) per share from continuing operations is defined as the Company’s diluted earnings (loss) per share excluding certain special or other charges (or credits), discontinued operations and noncontrolling interest attributable to discontinued operations. Adjusted diluted earnings (loss) per share is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted EBITDA (and Adjusted EBITDA as a percent of revenue) is defined as earnings before interest, taxes, depreciation, amortization, impairments and certain non-cash charges, non-recurring adjustments and discontinued operations. Adjusted EBITDA (and Adjusted EBITDA margin) is used by management as a supplemental financial measure to assess the financial performance of the Company’s assets, without regard to financing methods, capital structure or historical cost basis and to assess the Company’s ability to incur and service debt and fund capital expenditures.

    Adjusted free cash flow from continuing operations is defined as cash from operations less discontinued operations EBITDA and discontinued operations capital expenditures, less capital expenditures net of sales proceeds and cost of equipment sold and including cash distributions to TETRA from CSI Compressco LP and cash from other investments. Management uses this supplemental financial measure to:

•assess the Company’s ability to retire debt;
•evaluate the capacity of the Company to further invest and grow; and
•to measure the performance of the Company as compared to its peer group.

    Adjusted free cash flow from continuing operations do not necessarily imply residual cash flow available for discretionary expenditures, as they exclude cash requirements for debt service or other non-discretionary expenditures that are not deducted.

Net debt is defined as the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the balance sheet. Management views net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

Schedule E: Non-GAAP Reconciliation of Adjusted Income (Loss) From Continuing Operations (Unaudited)

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
	(In Thousands, Except per Share Amounts)

Income (loss) before taxes and discontinued operations	$3,082	$(5,270)	$(9,458)
Provision for income taxes	(587)	(1,384)	(101)
Noncontrolling interest attributed to continuing operations	—	27	46
Income (loss) from continuing operations	2,495	(6,627)	(9,513)
Adjustment to long-term incentives	656	627	—
Transaction and other expenses	1,350	(345)	124
Former CEO stock appreciation right expense	(466)	714	—
Restructuring charges	295	1,033	665
Stock warrant fair value adjustment	(3,164)	2,698	—
Severance expenses	—	—	1,260
Adjusted income (loss) from continuing operations	$1,166	$(1,900)	$(7,464)

Diluted per share information
Income (loss) from continuing operations	$0.02	$(0.05)	$(0.08)
Adjusted income (loss) from continuing operations	$0.01	$(0.02)	$(0.06)
Diluted weighted average shares outstanding	128,694	126,583	125,893

Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA (Unaudited)

	Three Months Ended September 30, 2021
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(In Thousands, Except Percents)
Revenues	$48,691	$46,783	$—	$—	$95,474
Net income (loss) before taxes and discontinued operations	14,675	(1,807)	(8,408)	(1,378)	3,082
Adjustment to long-term incentives	—	—	656	—	656
Transaction and other expenses	630	693	27	—	1,350
Former CEO stock appreciation right expense	—	—	(466)	—	(466)
Restructuring expenses	254	41	—	—	295
Stock warrant fair value adjustment	—	—	—	(3,164)	(3,164)
Adjusted income (loss) before taxes and discontinued operations	$15,559	$(1,073)	$(8,191)	$(4,542)	$1,753

Adjusted interest (income) expense, net	(165)	2	—	4,246	4,083
Adjusted depreciation and amortization	1,712	6,192	—	225	8,129
Equity compensation expense	—	—	1,057	—	1,057
Adjusted EBITDA	$17,106	$5,121	$(7,134)	$(71)	$15,022

Adjusted EBITDA as a % of revenue	35.1%	10.9%			15.7%

	Three Months Ended June 30, 2021
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(In Thousands, Except Percents)
Revenues	$64,607	$37,719	$—	$—	$102,326
Net income (loss) before taxes and discontinued operations	16,427	(4,978)	(9,543)	(7,176)	(5,270)
Adjustment to long-term incentives	—	—	627	—	627
Transaction and other expenses	(391)	145	(99)	—	(345)
Former CEO stock appreciation right expense	—	—	714	—	714
Restructuring expenses	291	742	—	—	1,033
Stock warrant fair value adjustment	—	—	—	2,698	2,698
Adjusted income (loss) before taxes and discontinued operations	$16,327	$(4,091)	$(8,301)	$(4,478)	$(543)
Adjusted interest (income) expense, net	(162)	3	—	4,044	3,885
Adjusted depreciation and amortization	1,701	6,087	—	245	8,033
Equity compensation expense	—	—	1,592	—	1,592
Adjusted EBITDA	$17,866	$1,999	$(6,709)	$(189)	$12,967

Adjusted EBITDA as a % of revenue	27.7%	5.3%			12.7%

	Three Months Ended September 30, 2020
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(In Thousands, Except Percents)
Revenues	$51,950	$21,534	$—	$—	$73,484
Net income (loss) before taxes and discontinued operations	11,756	(7,746)	(8,958)	(4,510)	(9,458)
Severance	177	150	933	—	1,260
Transaction and other expenses	—	124	—	—	124
Restructuring and severance expenses	665	—	—	—	665
Impairments and other charges	(113)	—	97	—	(16)
Adjusted income (loss) before taxes and discontinued operations	12,485	(7,472)	(7,928)	(4,510)	(7,425)
Adjusted interest (income) expense, net	(291)	(77)	—	4,706	4,338
Adjusted depreciation and amortization	1,710	7,584	—	170	9,464
Equity compensation expense	—	—	983	—	983
Adjusted EBITDA	$13,904	$35	$(6,945)	$366	$7,360

Adjusted EBITDA as a % of revenue	26.8%	0.2%			10.0%
Schedule G: Non-GAAP Reconciliation of Net Debt (Unaudited)

The following reconciliation of net debt is presented as a supplement to financial results prepared in accordance with GAAP.

	September 30, 2021	December 31, 2020
	(In Thousands)
Non-restricted cash	$41,863	$67,252

Asset-Based Credit Agreement	—	—
Term Credit Agreement	$164,228	$199,894
Net debt	$122,365	$132,642

Schedule H: Non-GAAP Reconciliation to Adjusted Free Cash Flow From Continuing Operations (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
	(In Thousands)
Cash from operating activities	$2,817	$1,788	$4,440	$10,424	$64,827
Discontinued operations operating activities (adjusted EBITDA)	—	—	(4,451)	(416)	13,729
Cash from continued operating activities	2,817	1,788	8,891	10,840	51,098
Less: Continuing operations capital expenditures, net of proceeds from asset sales	(1,869)	(6,290)	(1,560)	(10,624)	(8,249)
Distributions from CSI Compressco LP (1)	52	52	168	104	506
Cash (distributed to partners) received from other investments	—	—	—	2,354	—
Adjusted Free Cash Flow From Continuing Operations	$1,000	$(4,450)	$7,499	$2,674	$43,355

(1) Following the GP Sale on January 29, 2021, TETRA retained a 10.9% limited partner interest in CCLP.